SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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☐    Soliciting Material Pursuant to § 240.14a-12

SUN HEALTHCARE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sun Healthcare Group, Inc.

April 26, 2008

Dear Stockholder:

     On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2008 Annual Meeting of Stockholders of Sun Healthcare Group, Inc.  The meeting will be held on Friday, June 6, 2008 at our executive offices at 18831 Von Karman, Suite 400, Irvine, California 92612 at 9:00 a.m., local time.

     The business to be conducted at the meeting is outlined in the attached Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting.  Accordingly, after reading the enclosed Proxy Statement, please complete, sign, date and promptly return the accompanying proxy card in the enclosed self-addressed envelope.  No postage is required if it is mailed in the United States.  If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

     We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Richard K. Matros
Richard K. Matros
Chairman of the Board
and Chief Executive Officer

SUN HEALTHCARE GROUP, INC.
18831 Von Karman, Suite 400
Irvine, California 92612
________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2008
________________________________

To the Stockholders of Sun Healthcare Group, Inc.:

     The 2008 Annual Meeting of Stockholders of Sun Healthcare Group, Inc., a Delaware corporation, will be held on Friday, June 6, 2008 at our executive offices at 18831 Von Karman, Suite 400, Irvine, California 92612 at 9:00 a.m., local time, to consider and vote on the following matters described in the attached proxy statement:

1.	To elect eight (8) persons to the Board of Directors;

2.	To ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as independent public accountants of Sun for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before Sun's Annual Meeting, or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 18, 2008 as the record date for determining stockholders entitled to receive notice of and to vote at the meeting and at any adjournment or postponement thereof.  All stockholders are cordially invited to attend the meeting in person.  Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed envelope.  If you attend the Annual Meeting and wish to vote your own shares in person, you may withdraw your proxy at that time.

For the Board of Directors,

/s/ Michael T. Berg
Michael T. Berg
Secretary

April 26, 2008

SUN HEALTHCARE GROUP, INC.
18831 Von Karman, Suite 400
Irvine, California 92612
______________

PROXY STATEMENT
______________

Introduction
     This Proxy Statement is furnished by the Board of Directors of Sun Healthcare Group, Inc., a Delaware corporation (“Sun”), in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 6, 2008 at our executive offices at 18831 Von Karman, Suite 400, Irvine, California 92612 at 9:00 a.m., local time, and at any and all adjournments or postponements thereof. This Proxy Statement, the attached Notice of Annual Meeting and the accompanying proxy card are first being mailed to Sun’s stockholders on or about April 29, 2008.

Proxy Procedures

     If your shares are registered directly in your name, you are considered the “stockholder of record” with respect to those shares and the proxy materials and a proxy card are being sent to you by Sun.  As the stockholder of record, you may complete, sign and date the enclosed proxy card and return it in the postage pre-paid envelope, or attend and vote at the meeting in person.  The persons named to serve as proxy holders were selected by the Board of Directors of Sun.  If a proxy card is properly executed and returned before the Annual Meeting, and not revoked, all shares represented thereby will be voted at the Annual Meeting, including any postponements or adjournments thereof.  If a proxy card specifies the manner in which shares are to be voted, the shares will be voted in accordance with such specifications.  If no such specification is made on a proxy card that is signed and returned, such shares will be voted as recommended in this Proxy Statement by the Board of Directors.  As to any other business that may properly come before the meeting, the persons named in the accompanying proxy card will vote the shares in accordance with their best judgment.  Sun does not presently know of any other business to come before the meeting.

     Execution of a proxy card will not in any way affect a stockholder’s right to attend the meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Sun an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

     If your shares of Sun’s common stock are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and your broker, bank or other nominee is forwarding these proxy materials to you together with voting instructions.  As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares and are also entitled to attend the meeting; however, you may not vote your shares in person at the meeting unless you obtain from the broker, bank or nominee that holds your shares a “legal proxy” giving you the right to vote the shares in person at the meeting.  You may also change your vote by submitting new voting instructions to your broker, bank or nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the meeting, by attending the meeting and voting in person.

     Sun will pay the cost of solicitation of proxies.  In addition, Sun may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial holders of stock held of record by such persons.  Although it is contemplated that proxies will be solicited primarily through the mail, Sun may use its directors, officers and employees, without additional compensation, to conduct solicitation by telephone, facsimile and other means.

Outstanding Shares and Voting Rights

     At the close of business on April 18, 2008, there were outstanding 43,022,398 shares of Sun’s common stock, par value $.01 per share (the “Common Stock”).  Only the holders of Common Stock on April 18, 2008, the record date for stockholders entitled to notice of and to vote at the Annual Meeting, are entitled to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote on each matter to be voted upon.  The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes” (defined below) will be counted as present for quorum purposes.

     The persons appointed by Sun to act as election inspectors for the Annual Meeting will count votes cast by proxy or in person at the Annual Meeting.  The election inspectors will treat shares represented by proxies that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum.  A “broker non-vote” occurs when a broker votes on some matters on a proxy card but not on others because the beneficial owner of the shares did not specify instructions on the voting of the other matter and the broker does not have discretionary power to vote on that matter.

     Once a quorum has been established, directors are elected by a majority of the votes cast with respect to such director, unless the number of nominees exceeds the number of directors to be elected (in which case directors shall be elected by a plurality of the votes cast). A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by Sun’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by stockholders and the Board accepts the resignation. If a director is not elected, the Nominating and Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.  For the election of directors, shares voting “abstain” with respect to a director do not constitute votes “for” or “against” the director and thus will be disregarded for purposes of calculating whether the director has been elected.  Additionally, the election of directors is a matter on which a broker or other nominee is generally empowered to vote, and therefore no broker non-votes are expected to exist in connection with Proposal 1.

    In order to approve Proposal 2 to ratify the appointment of Sun’s independent public accountants, holders of a majority in voting power of the shares represented at the Annual Meeting, either in person or by proxy, and entitled to vote on the proposal must vote in favor of the proposal.  Abstentions with respect to Proposal 2 will have the effect of votes “against” that proposal.  In addition, ratification of the appointment of Sun’s independent public accountants is a matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal 2.

PROPOSAL ONE

ELECTION OF DIRECTORS
Board of Directors

     The Board of Directors currently is comprised of eight members.  Upon recommendation by the Nominating and Governance Committee, the Board of Directors has nominated for election at the 2008 Annual Meeting Gregory S. Anderson, Tony M. Astorga, Christian K. Bement, Michael J. Foster, Barbara B. Kennelly, Steven M. Looney, Richard K. Matros, and Milton J. Walters, all of whom are currently serving on the Board as Directors.  Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected.  There are no family relationships among any directors, executive officers or nominees.  Each of the directors who are elected will serve until the 2009 Annual Meeting or until his or her successor, if any, is elected.

     The Board of Directors knows of no reason why any nominee may be unable to serve as a director.  If any nominee is unable to serve at the time the election occurs, the shares represented by all valid proxies received may be voted for a substitute nominee designated by the Board or the Board may reduce the number of directors.  If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, any vacancy so arising may be filled by the Board.  A director appointed by the Board to fill a vacancy shall serve for the remainder of the full term of the director as to whom the vacancy occurred or for the term as to which the new directorship was created.

     The Board of Directors has determined that each of the current directors and nominees, other than Mr. Matros, is “independent” under the applicable Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”).  The Board of Directors has previously also determined that Keith W. Pennell, who served on our Board of Directors until his resignation on January 15, 2007, was “independent” under the applicable NASDAQ Marketplace Rules during the period of his service on our Board of Directors.

Gregory S. Anderson, age 51, has served as a member of our Board of Directors since 2001. Mr. Anderson has served as Managing Partner of Glendora Hospital Partners, a senior housing management and development company, since 1998. He served as President and Chief Executive Officer of Bank of Arizona, NA from 2004 until 2006. He served as President and Chief Executive Officer of Quality Care Solutions, Inc., a publicly held provider of software and services for the healthcare industry, from 1998 to 2002. Prior to 1998 Mr. Anderson was in the venture capital business. From 1993 to 1998 he was President of Anderson & Wells Co., the venture capital manager of Sundance Venture Partners and El Dorado Investment Co. Mr. Anderson currently serves on the board of directors of Hawaiian Holdings, Inc.

Tony M. Astorga, age 62, has served as a member of our Board of Directors since 2004. He has served as the Senior Vice President and Chief Financial Officer of Blue Cross and Blue Shield of Arizona, a health insurance company, since 1988. From 1976 to 1987 he was a partner in the firm of Astorga, Maurseth & Co., P.C., a certified public accounting firm. Mr. Astorga previously served on the board of directors of Regency Health Services, Inc., which at the time he served as a director was a publicly held long-term care operator.

Christian K. Bement, age 65, has served as a member of our Board of Directors since 2004. He has served as the President and Chief Executive Officer of Earl Scheib, Inc., a publicly held chain of auto paint shops, since 1999. From 1995 to 1998, he served as Executive Vice President and Chief Operating Officer of Earl Scheib, Inc. He previously served on the board of directors and as an officer of Thrifty Corporation, an operator of drug stores and sporting goods stores, as Executive Vice President from 1990 to 1994 and as Senior Vice President of Industrial Relations from 1985 to 1990. Mr. Bement has served on the board of directors of Earl Scheib, Inc. since 1997, and is one of the founders and has served on the board of directors of the 1st Century Bancshares, Inc. located in Century City, California since 2004.

Michael J. Foster, age 54, has served as a member of our Board of Directors since 2005. Mr. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989. RFE Management Corp. is the investment manager for RFE Investment Partners V, L.P., RFE VI SBIC, L.P. and other private equity investment funds. Mr. Foster is a director of several privately held portfolio companies of RFE Investment Partners V, L.P., RFE VI SBIC, L.P., and the other investment funds managed by RFE Management Corp. (collectively referred to as “RFE”).

Barbara B. Kennelly, age 71, has served as a member of our Board of Directors since 2005. She has served as President and Chief Executive Officer of the National Committee to Preserve Social Security and Medicare since 2002. Mrs. Kennelly served as a lobbyist within the federal policy practice group of the law firm of Baker & Hostetler LLP from 2000 to 2001, and served as Counselor to the Commissioner at the Social Security Administration from 1999 to 2000. Mrs. Kennelly served as a Representative from the State of Connecticut in the United States Congress from 1982 to 1999, during which time she was (i) the first woman elected to serve as the Vice Chair of the House Democratic Caucus, (ii) the first woman to serve on the House Committee on Intelligence and to chair one of its subcommittees, (iii) the first woman to serve as Chief Majority Whip, (iv) the third woman in history to serve on the Ways and Means Committee, and (v) the ranking member of the Subcommittee on Social Security during the 105th Congress. Prior to her election to Congress, Mrs. Kennelly was Secretary of the State of Connecticut and a member of the Hartford Court of Common Council. She serves on numerous Boards and Commissions, including the Social Security Advisory Board.

Steven M. Looney, age 58, has served as a member of our Board of Directors since 2004. He has served as a consultant, independent director and advisor since 2005. He was the Chief Financial Officer of Pinkerton Computer Consultants Inc., an information technology firm, from 2000 to January 2005. Mr. Looney has served as a director of WH Industries Inc., a precision metal parts manufacturing company, since 1992 and as Chief Financial Officer of that firm from 1992 through 1999. From 1990 to 1997, he served as a director of Computers at Work Ltd, a hand-held computer consulting firm. Mr. Looney is a director of WH Industries, Inc., GSC Investment Corp., a publicly held business development company, and of Vein Associates of America, Inc., a publicly held provider of vein disease treatment and related services.

Richard K. Matros, age 54, has been our Chairman of the Board and Chief Executive Officer since 2001. Mr. Matros served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000. He served Regency Health Services, Inc., a publicly held long-term care operator, as Chief Executive Officer from 1995 to 1997, as President and a director from 1994 to 1997, and as Chief Operating Officer from 1994 to 1995. He served Care Enterprises, Inc. as Chief Executive Officer during 1994, as President, Chief Operating Officer and a director from 1991 to 1994, and as Executive Vice President—Operations from 1988 to 1991. Mr. Matros currently serves on the boards of directors of Bright Now! Dental and VeriCare Management, Inc.

Milton J. Walters, age 65, has served as a member of our Board of Directors since 2001. Mr. Walters has served with investment banking companies for over 30 years, including: Tri-River Capital since 1999 and from 1988 to 1997, as President; Prudential Securities from 1997 to 1999, most recently as Managing Director; Smith Barney from 1984 to 1988, most recently as Senior Vice President and Managing Director; Warburg Paribas Becker from 1965 to 1984, most recently as Managing Director. He currently serves on the board of directors of Decision One Corporation and Fredericks of Hollywood Group, Inc.

Recommendation of the Board of Directors

     The Board of Directors recommends that you vote “FOR” the election of each nominee for director as proposed.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     Board of Directors.  During 2007, the Board of Directors held six meetings and took action by written consent in lieu of a meeting once.  To assist in the discharge of its responsibilities, the Board of Directors maintained five standing committees during 2007:  Audit, Compensation, Nominating, Compliance, and Executive.  The members of these standing committees are appointed by the Board of Directors and serve at the pleasure of the Board.  None of the directors attended fewer than 75% of the total meetings of the Board of Directors and committees on which he or she served during 2007.  Sun encourages its directors to attend its annual meetings, and each of our directors attended the 2007 Annual Meeting of Stockholders.

     Audit Committee.  The Audit Committee operates under a written charter that is available for viewing on Sun’s web site at www.sunh.com by clicking on “About Our Company” and then “Investor Information.” As more fully described in its charter, the Audit Committee oversees Sun’s accounting and financial reporting processes. The Audit Committee held 12 meetings during 2007.  All of the members are non-employee directors and are “independent” in accordance with the requirements of NASDAQ and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Audit Committee is currently comprised of Mr. Walters (Chair), Mr. Anderson, Mr. Astorga, Mr. Bement and Mr. Foster.  The Board has designated one member of the Audit Committee, Mr. Walters, as an audit committee financial expert, as defined by the Securities and Exchange Commission (the "SEC").  Mr. Walters’ biography is set forth above.

     Compensation Committee. During 2007, the Compensation Committee was comprised of Mr. Walters (Chair), Mr. Looney and Mr. Bement.   The Board has determined that each member of the Compensation Committee is independent under the rules of NASDAQ.  In 2007, the Compensation Committee held seven meetings and took action by written consent in lieu of a meeting once.

     The Compensation Committee operates under a written charter that is available for viewing on Sun’s web site at www.sunh.com by clicking on “About Our Company” and then “Investor Information.”  As more fully described in its charter, the Compensation Committee determines the compensation of Sun’s Chief Executive Officer and other senior officers, including salaries, bonuses, grants of stock options and other forms of equity-based compensation, approves all employment and severance agreements for senior officers, approves significant changes to benefit plans, and performs such other functions as the Board may direct.  The Compensation Committee also administers Sun’s stock incentive plans and makes recommendations to the Board concerning the compensation of the directors.

     The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, except that the subcommittee would not have any final decision-making authority on behalf of the Board or the Committee.  The Compensation Committee has no current intention to form any subcommittees.  The Compensation Committee takes into account recommendations of Mr. Matros, Sun’s Chief Executive Officer, in determining the compensation (including stock awards) of senior officers other than the Chief Executive Officer.  Otherwise, our officers do not have any role in determining the form or amount of compensation paid to our Named Executive Officers (as defined below under “Executive Compensation – Summary Compensation Table”).

     The Compensation Committee meets as necessary to formulate its compensation decisions.  Such meetings may include one or more of Sun’s senior officers or consultants retained by the Compensation Committee.  As discussed in the Compensation Discussion and Analysis below, for purposes of 2007 compensation, the Compensation Committee employed a compensation consultant, Pearl Meyer & Associates (“Pearl Meyer”), to conduct competitive reviews of Sun’s executive compensation programs, to recommend modifications to its annual and long-term incentive programs and to assist it in its deliberations concerning executive compensation.  Later in 2007, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FWC”) as its compensation consultant to assist it in connection with executive compensation for 2008.  Neither Pearl Meyer nor FWC performed other services for Sun, their sole engagements with Sun consisting of the work that they performed for the Compensation Committee.

      Nominating and Governance Committee.  The Nominating and Governance Committee operates under a written charter that is available for viewing on Sun’s web site at www.sunh.com by clicking on “About Our Company” and then “Investor Information.”  As more fully described in its charter, the Nominating and Governance Committee recommends to the Board nominees for election to the Board at annual meetings of stockholders and candidates for appointment to the committees of the Board, and develops and recommends to the Board a set of corporate governance principles for Sun.  Criteria the Committee uses in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of independence required by NASDAQ and the rules and regulations of the SEC.  As set forth in Sun’s Corporate Governance Guidelines, the Nominating and Governance Committee seeks to elect directors that:  (i) are of high character and integrity; (ii) are accomplished in their respective fields; (iii) have relevant expertise and experience, and are able to offer advice and guidance to management based on that expertise and experience; (iv) have sufficient time available to devote to Sun’s affairs; (v) will represent the long-term interests of Sun’s stockholders as a whole; (vi) are not age 80 or older at the time of election; and (vii) will collectively represent a diversity of backgrounds and experiences.

     The Nominating and Governance Committee will consider written recommendations from stockholders (including beneficial stockholders) for candidates to be considered for election to the Board of Directors.  Recommendations may be submitted by delivering a written notice to Michael T. Berg, Secretary, 18831 Von Karman, Suite 400, Irvine, California 92612, that includes the following information:  (i) all information required to be provided with respect to a nominee for director as set forth in Section 1.12 of Article I of Sun’s Bylaws, (ii) a statement of the proposed director candidate’s qualifications, taking into account the principles used by the Nominating and Governance Committee in evaluating possible candidates as described above, (iii) a statement detailing any relationship between the proposed director candidate and any customer, supplier or competitor of Sun, (iv) detailed information about any relationship or understanding between the recommending stockholder and the director candidate, and (v) such additional information as may be required by the Nominating and Governance Committee to determine the eligibility of the director candidate to serve as a member of our Board of Directors.

     Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability.  The Nominating and Governance Committee will review the qualifications and backgrounds of directors and candidates for nomination to the Board (without regard to whether a director candidate has been recommended by a stockholder), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the next annual meeting of stockholders.  The Nominating and Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.  In 2007, the Nominating and Governance Committee held four meetings.  All of the members are non-employee directors and are “independent” in accordance with the requirements of NASDAQ.  The Nominating and Governance Committee is currently comprised of Mr. Bement (Chair), Mr. Astorga and Ms. Kennelly.

     Compliance Committee.  The Compliance Committee operates under a written charter that is available for viewing on Sun’s web site at www.sunh.com by clicking on “About Our Company” and then “Investor Information.”  As more fully described in its charter, the Compliance Committee assists the Board in ensuring the ongoing commitment of Sun to compliance with applicable laws, regulations, professional standards, industry guidelines and Sun’s policies and procedures.  In 2007, the Compliance Committee held four meetings.  The Compliance Committee is currently comprised of Mr. Anderson (Chair), Mr. Astorga, Mr. Bement, Ms. Kennelly and Mr. Looney.

     Executive Committee.  The Executive Committee operates under a written charter that is available for viewing on Sun’s web site at www.sunh.com by clicking on “About Our Company” and then “Investor

Information.”  As more fully described in its charter, the Executive Committee assists the Board in fulfilling its responsibilities in an efficient and timely manner during the interval between regular meetings of the full Board.  In performing this role, the Committee is empowered to exercise all powers and authority of the Board if Board action is needed during the interval between meetings of the Board, provided that the Committee may not take any action which (i) would require the approval of Sun’s stockholders, (ii) would be in contravention of the powers that a committee may exercise pursuant to the Delaware General Corporation Law, (iii) pertains to the specific duties or responsibilities of the Audit Committee, the Compensation Committee, Compliance Committee or the Nominating and Governance Committee, or (iv) is in contravention of specific directions given by the full Board.  The Executive Committee did not meet or take action by written consent in lieu of a meeting during 2007.   The Executive Committee is currently comprised of Mr. Anderson (Chair), Mr. Foster and Mr. Matros.

Representation on the Board of Directors

     RFE Management Corp. was formerly the principal stockholder of Peak Medical Corporation (“Peak”), which Sun acquired in December 2005.  In connection with that acquisition, RFE was entitled to nominate one individual to our Board of Directors until such time as RFE ceased to own at least 50% of the shares of our Common Stock that it acquired from us in our acquisition of Peak.  The nominee for RFE was Mr. Foster.  See “Certain Relationships and Related Transactions.”  During 2007, RFE ceased to hold the requisite number of shares and no longer retains a contractual right to nominate an individual to our Board of Directors.

Additional Corporate Governance Matters

     Stockholders may send written communications to Sun’s Board of Directors c/o Sun’s Secretary at 18831 Von Karman, Suite 400, Irvine, California 92612.  All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of the Board, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board of Directors.  The Chairman will distribute the correspondence to the other Board members if he determines it is appropriate for the Board to review.

Executive Officers

     Executive officers are elected annually by the Board of Directors. There are no family relationships among directors, nominees for director and executive officers.  The following sets forth the titles and certain biographical information for each of our executive officers. The ages of the officers are as of the date of the Annual Meeting.  The biographical information for Richard K. Matros, our Chairman of the Board and Chief Executive Officer, is included under “Board of Directors” above.

L. Bryan Shaul, age 63, has been our Executive Vice President and the Chief Financial Officer since 2005. From 2001 to 2005, Mr. Shaul was the Executive Vice President and Chief Financial Officer of Res-Care, Inc., a publicly owned provider of services to persons with developmental disabilities and special needs. From 1999 to 2001, he served at Humana Inc., a health insurance company, most recently as Vice President—Finance and Controller and prior to that as Vice President of Mergers and Acquisitions. From 1997 to 1999, Mr. Shaul was Chief Financial Officer of Primary Health, Inc., a physician practice management and HMO company. From 1994 to 1996, he was the Senior Vice President and Chief Financial Officer of RightCHOICE Managed Care, Inc. From 1971 to 1993, he held various positions with Coopers & Lybrand, most recently as the Partner-in-Charge of West Coast Insurance Practice.

Michael Newman, age 59, has been our Executive Vice President and General Counsel since 2005. From 1983 to 2005, he was a partner with the law firm of O’Melveny & Myers LLP.

Chauncey J. Hunker, Ph.D., age 57, has been our Chief Risk Officer since 2006 and our Chief Compliance Officer since 2000. From 1996 to 2000, Dr. Hunker served as Vice President of Continuous Quality Improvement of SunDance. From 1995 to 1996, he was a Clinical Director of SunDance and from

1992 to 1995 he was a Regional Vice President of Learning Services—Midwestern Regional Facility in Madison, Wisconsin. Dr. Hunker has also served as Adjunct Assistant Professor, Department of Neurology at the University of Wisconsin Medical School since 1989.

Heidi J. Fisher, age 51, has been our Senior Vice President of Human Resources since 2002. From 1998 to 2002, Ms. Fisher was Vice President Human Resources of Bright Now! Dental, a dental practice management company. From 1997 to 1998, she was Corporate Director of Human Resources at Covenant Care, Inc. a long-term care company. From 1994 to 1997, Ms. Fisher was with Regency Health Services, Inc., a long-term care company, most recently with the title Senior Director of Human Resources. From 1987 to 1994, Ms. Fisher was Senior Manager of Human Resources with Volt Delta Resources, Inc.

William A. Mathies, age 48, has been President of SunBridge Healthcare Corporation since 2002, President and Chief Operating Officer of SunBridge since 2006, and President and Chief Operating Officer of SHG Services, Inc., our ancillary services holding company, since 2006. From 1995 to 2002, Mr. Mathies served as Executive Vice President of Beverly Enterprises, Inc., a long-term care company.  Most recently, he was the Executive Vice President of Innovation/Services for Beverly. He previously served Beverly as President of Beverly Health and Rehabilitation Services (the long-term care subsidiary of Beverly), from 1995 to 2000, and various other operational positions from 1981 to 1995. Mr. Mathies serves as a director of MyInnerview, Inc.

Richard L. Peranton, age 58, has been President of CareerStaff Unlimited, Inc., our medical staffing subsidiary, since 2004. From 2001 to 2004, Mr. Peranton was the President and Chief Executive Officer of EMSI, Inc. a leading medical information services provider related to risk management services. From 1994 to 2001, he was the President and Chief Executive Officer of Nursefinders, Inc., one of the nation’s largest providers of temporary staffing services. From 1981 to 1994, he served in various capacities, most recently as President—Southern Division, with Olsten Kimberly Quality Care, a provider of supplemental health care staffing.

Susan E. Gwyn, age 56, has been President of SunDance Rehabilitation Corporation, our rehabilitation therapy services subsidiary, since 2007.  From 2001 to 2007, Ms. Gwyn was the Senior Vice-President, Rehabilitation Services of Harborside Healthcare Corporation.  From 2000 to 2001, she was an independent consultant, and from 1991 to 2000 she held various positions with Prism Rehab Systems.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act and the rules promulgated thereunder require our directors and executive officers and persons who own more than ten percent of our Common Stock to report their ownership and changes in their ownership of Common Stock to the SEC. Copies of the reports must also be furnished to us. Specific due dates for the reports have been established by the SEC and we are required to report any failure of our directors, executive officers and more than ten percent stockholders to file by these dates.

     Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2007 all Section 16(a) filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were met except as follows:  (i) one Form 3 and one Form 4 (reporting two transactions) for Susan Gwyn were filed late by several days and (ii) one Form 4 (reporting four transactions) for Barbara Kennelly was filed late by several days.

Code of Ethics

     We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, and Corporate Controller, and other financial personnel.  The Code of Ethics is designed to deter wrongdoing and to promote, among other things, (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosures, and (iii) compliance with applicable governmental laws, rules and regulations.  The Code of Ethics is available on our website at www.sunh.com by clicking on “About Our Company” and then “Compliance Process.” If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code to our Chief Executive Officer, Chief Financial Officer or Corporate Controller, we will disclose the nature of such amendment or waiver on our website.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as the independent public accountants to audit the accounts of Sun and its consolidated subsidiaries for the year ending December 31, 2008.  Although Sun’s Bylaws do not require stockholder ratification of the selection of its independent accountants, as a matter of good corporate practice, the Board is submitting the Audit Committee’s selection of accountants for stockholder ratification.  However, even if the stockholders ratify Sun’s selection, the Audit Committee, in its discretion, may still appoint a different independent public accountant if it believes that such a change would be in the best interests of Sun and its stockholders.

     Prior to the Audit Committee’s appointment of PwC as Sun’s independent public accountants for the year ending December 31, 2008, Ernst & Young LLP (“Ernst & Young”) served as Sun’s independent public accountants.  On November 2, 2007, Sun, upon the approval of the Audit Committee and of the Board of Directors, notified Ernst & Young that it would not continue to act as independent public accountants for Sun after completion of the audit of Sun’s financial statements for the year ended December 31, 2007.  Ernst & Young completed its engagement as Sun’s independent public accountant for the fiscal year ended December 31, 2007, including its audit of Sun’s financial statements for such year, on March 7, 2008, and Ernst & Young’s dismissal as Sun’s independent public accountants became effective on that date.

     Ernst & Young’s reports on Sun’s financial statements for the periods ended December 31, 2006 and 2007, and its report on the effectiveness of Sun’s internal control over financial reporting as of December 31, 2007, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.  The report of Ernst & Young on internal control over financial reporting as of December 31, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting because of the existence of the following material weakness:  inadequate controls over accounting for leases with rent escalation clauses.

     During fiscal years 2006 and 2007 and through April 26, 2008, (i) there were no disagreements between Sun and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement(s) in connection with its report and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, other than the material weakness described above.

     On November 2, 2007, Sun engaged PwC as Sun’s independent public accountants for its fiscal year ending December 31, 2008.  Sun’s Audit Committee authorized the engagement of PwC.  During the fiscal years ended December 31, 2005 and 2006 and the subsequent interim period from January 1, 2007 through November 8, 2007, neither Sun nor anyone action on behalf of Sun, consulted PwC regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

     Sun’s determination to appoint PwC and to dismiss Ernst & Young as its independent public accountants was previously reported on a Current Report on Form 8-K filed by Sun on November 8, 2007 and a Current Report on Form 8-K/A filed by Sun on March 12, 2008.

     A representative of PwC is expected to attend the Annual Meeting.  The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions. We do not expect a representative of Ernst & Young to attend the Annual Meeting.

Recommendation of the Board of Directors

     The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PwC as proposed.

Audit and Related Fees

     Our independent public accountants for fiscal years 2007 and 2006 were Ernst & Young.  The table below shows the fees that we paid or accrued for the audit and other services provided by Ernst & Young for fiscal years 2007 and 2006. During 2007 and 2006, the Audit Committee determined that the provision by Ernst & Young of non-audit services was compatible with maintaining the audit independence of Ernst & Young.  The following table summarizes our principal accounting fees and services incurred for the years ended December 31 (in thousands):

Services	2007	2006
Audit Fees	$2,428	$2,425
Audit Related Fees	-	272
Tax Fees	-	-
All Other Fees	7	6
Total	$2,435	$2,703

    Audit Fees.  This category includes the fees for the annual audit of our consolidated financial statements and the quarterly reviews of our quarterly consolidated financial statements.  This category also includes advice on audit and accounting matters that arose during or as a result of the audit or reviews, consents, assistance with and review of documents filed with the SEC and attest services pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

     Audit Related Fees.  This category includes fees for due diligence in connection with acquisitions.

     Tax Fees.  Not applicable.

     All Other Fees.  This category includes fees related to accounting research services in 2006 and 2005.

     Audit Committee Pre-Approval Policies and Procedures.  The Charter for the Audit Committee establishes procedures for the Audit Committee to follow to pre-approve auditing services and non-auditing services to be performed by our independent public accountants.  Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent public accountants or on an individual basis.  The approved non-auditing services must be disclosed in our periodic public reports.  The Audit Committee can delegate the pre-approval of non-auditing services to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting.  The Charter prohibits Sun from retaining our independent public accountants to perform specified non-audit functions, including (i) bookkeeping, financial information systems design and implementation, (ii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (iii) actuarial services; and (iv) internal audit outsourcing services.  The Audit Committee pre-approved all of the non-audit services provided by our independent public accountants in 2007 and 2006.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 31, 2007, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management,
(2)	discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and
(3)
received the written disclosure and letter from Ernst & Young the matters required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), and has discussed with the independent accountant the independent accountant’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that Sun’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC. The Board has approved this inclusion.

Submitted by the Audit Committee:

Milton J. Walters, Chairman
Gregory S. Anderson
Tony M. Astorga
Christian K. Bement
Michael J. Foster

The above report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our Common Stock on April 18, 2008 for the following: (i) each of our directors and Named Executive Officers (as defined below under “Executive Compensation – Summary Compensation Table”); (ii) all of our directors and executive officers as a group; and (iii) each person known by us to own more than 5% of our Common Stock. Except as otherwise indicated below, the address of the stockholders listed below is 18831 Von Karman, Suite 400, Irvine, California 92612.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent Beneficially Owned(1)
Directors and Certain Executive Officers
Gregory S. Anderson	39,266(2)	*
Tony M. Astorga	24,566(3)	*
Christian K. Bement	26,566(4)	*
Michael J. Foster	13,895(5)	*
Barbara B. Kennelly	15,295(6)	*
Steven M. Looney	24,566(7)	*
Milton J. Walters	42,066(8)	*
Richard K. Matros	590,408(9)	1.4%
L. Bryan Shaul	188,204(10)	*
William A. Mathies	227,755(11)	*
Michael Newman	49,004(12)	*
Chauncey J. Hunker	59,852(13)	*
All directors and executive officers as a group (15 persons,
including those named above)	1,394,341 (14)	3.2%
5% Stockholders
FMR LLC	4,537,400(15)	10.5%
82 Devonshire Street
Boston, MA 02109

*	Less than 1.0%
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Options exercisable within 60 days of April 18, 2008 are deemed to be currently exercisable and we deem shares subject to these options outstanding for purposes of computing the share amount and percentage ownership of the person holding such stock options, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. Shares of Common subject to vested restricted stock units, the payment of which has been deferred, are deemed to be currently outstanding for purposes of computing the share amount and percentage ownership of the person holding such units, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)
Includes (i) 27,344 shares that could be purchased pursuant to stock options, (ii) 3,558 vested restricted stock units that are payable in shares of Common Stock .and (iii) 2,200 shares held by Mr. Anderson’s minor children, with respect to which Mr. Anderson shares voting and investment power.

(3)	Includes 17,344 shares that could be purchased pursuant to stock options and 2,075 vested restricted stock units that are payable in shares of Common Stock.
(4)	Includes 17,344 shares that could be purchased pursuant to stock options and 2,656 vested restricted stock units that are payable in shares of Common Stock..
(5)	Includes 8,323 shares that could be purchased pursuant to stock options and 2,075 vested restricted stock units that are payable in shares of Common Stock.
(6)	Includes 8,323 shares that could be purchased pursuant to stock options and 642 vested restricted stock units that are payable in shares of Common Stock.
(7)	Includes 17,344 shares that could be purchased pursuant to stock options and 4,306 vested restricted stock units that are payable in shares of Common Stock.
(8)	Includes 27,344 shares that could be purchased pursuant to stock options and 9,722 vested restricted stock units that are payable in shares of Common Stock.
(9)	Includes 332,475 shares that could be purchased pursuant to stock options.

10)	Includes 155,927 shares that could be purchased pursuant to stock options and 20,469 vested restricted stock units that are payable in shares of Common Stock.
(11)
Includes (i) 63,868 shares held by the Mathies Family Trust, with respect to which Mr. Mathies shares voting and investment power, and (ii) 163,887 shares that could be purchased pursuant to stock options.

(12)	Includes (i) 12,077 shares held by the Newman Trust, with respect to which Mr. Newman shares voting and investment power, and (ii) 35,927 shares that could be purchased pursuant to stock options.
(13)	Includes 46,626 shares that could be purchased pursuant to stock options.
(14)	Includes 926,487 shares that could be purchased pursuant to stock options and 38,995 vested restricted stock units that are payable in shares of Common Stock.
(15)
In an amendment to a Schedule 13G filed on February 14, 2008, FMR LLC disclosed that Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 3,999,800 shares of our Common Stock as a result of it acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”).  Edward C. Johnson 3d and FMR Corp., through their control of Fidelity and the Fidelity Funds, have the power to dispose of the shares of our Common Stock held by the Fidelity Funds, but only the Board of Trustees of each of the Fidelity Funds has the power to vote or direct the voting of the shares of our Common Stock held by such Fidelity Fund.  Pyramis Global Advisors Trust Company (“Pyramis”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 529,900 shares of our Common Stock as a result of its serving as investment manager of institutional accounts owning such shares.  Each of Edward C. Johnson 3d and FMR LLC, through its control of Pyramis, has sole dispositive power over 529,000 of such shares and sole voting power of 464,900 of such shares.  Finally, Fidelity International Limited (“FIL”) is the beneficial owner of 7,700 shares of our Common Stock and partnerships controlled predominantly by members of the family of Edward C. Johnson 3d or trusts for their benefit own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth, for each of Sun’s equity compensation plans, the number of shares of Common Stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2007.
Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted average	future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in first column)
Equity compensation plans
approved by stockholders	2,581,411(1)	$8.75(2)	2,507,330(3)
Equity compensation plans
not approved by
stockholders	-	-	-
Total	2,581,411	$8.75	2,507,330

(1)
Of these shares, 1,757,863 were subject to options then outstanding under Sun’s 2004 Equity Incentive Plan (the “2004 Plan”), 803,548 were subject to outstanding stock unit awards granted under the 2004 Plan, and 20,000 were subject to outstanding options granted under Sun’s 2002 Non-Employee Director Equity Incentive Plan (the “Director Plan”).  No new awards may be granted under the Director Plan.  This figure does not include 3,187 shares that were subject to then-outstanding options assumed by Sun pursuant to its acquisition of Peak Medical Corporation in December 2005.

(2)	This figure does not reflect the 803,548 shares that were subject to outstanding stock unit awards granted under the 2004 Plan.

(3)
All of these shares were available for future award grants under the 2004 Plan.  Subject to certain express limits of the 2004 Plan, shares available for award purposes under the 2004 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, and other forms of awards granted or denominated in shares of our Common Stock or units of our Common Stock including, without limitation, stock bonuses, restricted stock, and performance shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers.  These individuals are referred to as the “Named Executive Officers” in this Proxy Statement.

     The elements of our executive compensation program are reviewed and approved by the Compensation Committee of our Board of Directors (the “Compensation Committee”).  None of the Named Executive Officers is a member of the Compensation Committee or, except as noted below, had any role in determining the compensation of the Named Executive Officers.

Compensation Program and Objectives

     Our compensation program for executives is intended to attract and retain quality senior officers, motivate exceptional performance, maintain the highest possible quality of care, align the interests of our executive management with the interests of our stockholders, enhance profitability, and inspire teamwork and loyalty among the executives.  We believe that a combination of cash-based annual incentives and equity-based long-term incentives, together with an annual base salary, accomplishes these goals.

      The compensation for each of the Named Executive Officers (Mr. Matros, Mr. Shaul, Mr. Mathies, Dr. Hunker and Mr. Newman) is governed by an employment agreement.  Each employment agreement specifies that the executive will receive:

•	a base salary (subject to an annual increase as approved by the Compensation Committee),

•	annual incentive bonuses upon the achievement of stated goals as described below,

•	participation in any stock option or similar plan available generally to our executives,

•	other benefits generally available to our employees, including retirement programs, and

•	certain other benefits that have been individually negotiated.

      The employment agreements also provide for the payment of severance benefits if the Named Executive Officers’ employment terminates under certain circumstances. In 2007, each of these agreements was amended to reflect certain changes to the incentive bonus portion of the compensation program.  These changes were approved by the Compensation Committee.  The material terms of these agreements are described below in the narrative that follows the Summary Compensation Table.

     In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive.  Base salaries and severance benefits are primarily intended to attract and retain qualified executives.  These are the elements of our executive compensation program the amount of which in any given year is not dependent on attaining performance goals (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things).

     Our annual incentive bonus is primarily intended to reward our Named Executive Officers for achieving specific strategies and operating objectives.  Each Named Executive Officer’s incentive bonus is paid out on an annual basis and is designed to reward performance for the prior year.  Our long-term equity incentives are primarily intended to align Named Executive Officers’ long-term interests with stockholders’ long-term interests, although we have no requirement that our executive officers maintain ownership of our Common Stock after these equity incentives vest or are paid.  Long-term equity incentives are generally paid out or earned over a period of years and are designed to reward performance on a long-term basis.

     We believe that performance-based compensation, such as annual incentive bonuses and long-term equity incentives, plays a significant role in motivating performance and in aligning management’s interests with those of our stockholders.  These forms of compensation therefore constitute a substantial portion of each of our Named Executive Officers’ compensation.  For 2007, the Committee approved executive compensation arrangements for each Named Executive Officer that were intended to result in approximately 60% to 69% (53% in the case of Dr. Hunker) of his total direct compensation being cash and stock-based compensation tied directly to our financial performance (assuming the target incentive bonus was paid) and in approximately 68% to 74% (62% in the case of Dr. Hunker) of his total direct compensation being cash and stock-based compensation tied to financial performance (assuming the maximum incentive bonus was paid), with base salary, in each case, constituting the balance of his 2007 total direct compensation.  (As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in our financial reporting.)

Differences in compensation levels among the group of Named Executive Officers are largely attributable to the executives’ respective levels of responsibility for our operations and our overall financial performance.

Compensation Consultant

     The Compensation Committee retained Pearl Meyer & Associates, Inc. to conduct a competitive review of executive compensation and to assist it in its deliberations concerning compensation in 2007.  Pearl Meyer provided analyses of compensation of executives of peer companies, assisted in the determination of the number of stock-based awards to be awarded to executives and advised on other aspects of executive compensation as requested by the Compensation Committee.  Pearl Meyer did not perform other services for us, its sole engagement with respect to our matters consisting of the work that was performed on behalf of the Compensation Committee.  In August 2007, the Compensation Committee retained Frederic W. Cook & Co., Inc. to replace Pearl Meyer as its compensation consultant.  FWC also does not perform other services for us.

Peer Companies

     In making its 2007 compensation decisions, the Compensation Committee, with the assistance of its compensation consultant, reviewed related data from sixteen other companies that operate healthcare businesses similar to ours.  Many, but not all, of these companies operate skilled nursing facilities and other inpatient facilities.  We expect that the companies that comprise this peer group will change over time, given the merger and restructuring activity that has occurred in the healthcare industry over the past few years.

     These peer companies are Advocat Inc., Apria Healthcare Group, Inc., Assisted Living Concepts, Inc., Brookdale Senior Living, Inc., Capital Senior Living Corporation, Emeritus Corporation, Five Star Quality Care, Inc., Genesis HealthCare Corporation, Gentiva Health Services, Inc., Kindred Healthcare,

Inc., Lincare Holdings Inc., Manor Care, Inc., National Healthcare Corporation, Res-Care, Inc., SHG Holdings Solutions, Inc. and Sunrise Senior Living, Inc.

     In making these compensation decisions, the Compensation Committee did not rely solely on peer group compensation data, but also considered other factors, including:

•	the competitive environment for executives in our industry,

•	the acquisitions we have made over the past few years,

•	the successful restructuring that was concluded in 2005,

•	our capital raising efforts since 2005 and

•	the improving operating outcomes that we experienced in 2005, 2006 and 2007.

Base Salaries

     The Compensation Committee reviews, with the assistance of its compensation consultant, base salaries paid to the Named Executive Officers annually to discuss whether adjustments are appropriate after taking into account their individual performances and existing compensation levels, compensation paid to similarly situated executives at peer companies, our performance in prior years, and the static nature of our executive compensation prior to 2005 while we were restructuring our operations.  With respect to executive officers other than Mr. Matros, the Compensation Committee considers the recommendations of Mr. Matros in approving salary adjustments.  All adjustments to base salary for the Named Executive Officers in 2007 were effective March 1, 2007.

     In 2007, in the case of Mr. Matros, the Compensation Committee determined that an increase in base salary was warranted due to the factors discussed above as well as positive performance against our financial plan, the successful integration of the operations of Peak Medical Corporation with our operations, our capital raising activities in 2006 and 2007 and overall strengthening of our financial condition since 2004, the announced acquisition of Harborside Healthcare Corporation (“Harborside”) (since completed) and initiation of other key strategic plans.  The Compensation Committee accordingly determined to increase his base salary by 13.3%.

     In 2007, Mr. Mathies received a 16.7% increase in base salary primarily in recognition of positive performance against our financial plan and the increased responsibility required by reason of the addition of the Peak and Harborside operations, in addition to the factors noted above.  Mr. Shaul received a 7.0% increase in base salary in recognition of his continued efforts in controlling our costs and our capital raising activities in 2006 and 2007, in addition to the factors noted above.  Based on the factors discussed above, Mr. Newman received a 4.0% increase in base salary and Dr. Hunker received a 3.0% increase in base salary

Annual Incentive Compensation

     The employment agreement of each Named Executive Officer provides that such executive will receive an annual incentive bonus if we achieve or exceed the minimum financial performance target that is adopted by the Compensation Committee at the beginning of the applicable fiscal year.  For all Named Executive Officers, the maximum amount of the incentive bonus is determined by the level of achievement of the financial performance target.  For Mr. Matros, Mr. Mathies and Dr. Hunker, a percentage of the bonus also depends upon achieving a quality of care goal.  The incentive bonuses of Mr. Shaul and Mr. Newman are not subject to achievement of the quality of care goal because their responsibilities do not extend to the provision of care by our subsidiary operations.  For Mr. Shaul, Dr. Hunker and Mr. Newman, a percentage of the bonus depends upon achieving individual goals. The incentive bonuses of Mr. Matros and Mr. Mathies are not subject to achievement of individual goals because it is these executives who are ultimately responsible for our overall success.  In each case, if the minimum financial performance target is not met in any year, no incentive bonus is paid, whether or not the quality of care target is achieved or individual goals are met.

Process

     For 2007, the Compensation Committee, in consultation with Mr. Matros, determined the annual incentive bonus structure and potential amounts of annual incentive bonuses for all officers. In its discussions, the Compensation Committee considered the bonus structure in place for 2006 and prior years, provisions of our executives’ existing employment agreements, and incentive bonuses paid to similarly situated executives at our peer companies.

    The Compensation Committee approved the 2007 financial performance target and bonus ranges for all Named Executive Officers at its meeting in February 2007, following a review and discussion of our projected 2007 financial performance.  At this meeting, the Compensation Committee determined that it would revise the 2007 financial performance target after completion of the Harborside acquisition due to the acquisition’s anticipated positive impact on our financial performance and savings to be achieved in the integration of Harborside’s operations, and agreed to implement a quality of care component for bonuses of certain executives.  In August 2007, following a review and discussion of our actual and anticipated 2007 financial performance, taking into account the Harborside operations, the Compensation Committee approved a revised financial performance target at a level that we expected would be met if we performed at a satisfactory level for the remaining portion of 2007.  At that same time, it also approved the quality of care goal described below.

     We established individual performance goals for Mr. Shaul, Dr. Hunker and Mr. Newman in March 2007 based on recommendations of Mr. Matros.  Individual performance goals for officers other than these Named Executive Officers were also established at that time.

Financial Performance Measure

     The annual incentive bonuses for all of our officers, including the Named Executive Officers, are primarily based on our financial performance.  In 2007, the Compensation Committee selected EBITDA as the financial performance measure.  The initial EBITDA target was $58.0 million.  As described above, after taking into account Harborside’s operations following the acquisition of Harborside, the Compensation Committee adopted a revised EBITDA target of $111.1 million. The Compensation Committee determined that the EBITDA performance measure, which is widely reported by us and our peers, provided a standard measure of our financial performance when compared to prior years and to our peers. EBITDA is defined as net income before interest expense, provision for taxes, depreciation, amortization and unusual charges, excluding the effect of prior period actuarial adjustments for self insurance for general and professional liability.  The Compensation Committee has reserved the right to adjust the target and the calculation of incentive bonuses as appropriate for the inclusion or exclusion of discontinued operations and other unusual items.  We report unusual items and show adjustments to EBITDA and other financial measures each quarter when we report our results of operations.  In March 2008, the Compensation Committee approved the calculation of 2007 EBITDA, as adjusted for unusual items, including the reclassification of operations as discontinued.

Quality of Care Goal

     The Compensation Committee adopted a quality of care goal for the 2007 incentive bonuses of Mr. Matros, Mr. Mathies and Dr. Hunker in order to align these incentive bonuses with our mission of providing quality, cost-effective care and our core values.  Achievement of the quality of care goal requires that the quality of care provided by skilled nursing centers operated by our subsidiary, SunBridge Healthcare Corporation, and its subsidiaries equal or exceed the quality of care provided at our peer companies.  Measurement of quality of care is determined by the Health Deficiency Index as reported by an independent long term care monitoring organization that provides consulting services to us.  Achievement of the quality of care goal does not result in any additional incentive bonus or other compensation, but failure to achieve it allows the Compensation Committee to deduct such amount of the incentive bonus otherwise payable to Mr. Matros, Mr. Mathies and Dr. Hunker as the Compensation Committee determines.  In the case of each of Mr. Matros and Mr. Mathies, his employment agreement specifies that in no event will he receive an incentive bonus amounting to less than 10% of his base salary if the minimum financial performance target is met.

Individual Performance Goals

     The individual performance goals established for Mr. Shaul, Dr. Hunker and Mr. Newman for 2007 related to certain aspects of administration of the departments that the individuals oversee and cooperative efforts by those officers to assure efficient operations.  Measuring achievement of individual goals in some cases is inherently subjective.  Accordingly, in such cases, Mr. Matros and the Compensation Committee may utilize discretion in determining to what extent such goals are met.  If minimum financial performance targets are not met in any year, no incentive bonus is paid, whether or not individual goals are met.

     The Compensation Committee reserves the right to award extraordinary bonuses to our executives if it deems that their contribution to our success merited additional compensation.  No discretionary bonus was paid to any officer for performance in 2007.

2007 Annual Incentive Bonuses

     In 2007, Mr. Matros, Mr. Mathies and Mr. Shaul were entitled to receive incentive bonuses equal to a maximum amount ranging between 0% of base salary if less than 85% of the 2007 EBITDA performance target was achieved, 10% of base salary if 85% of the 2007 EBITDA performance target was achieved, 50% of base salary if 100% of the 2007 EBITDA performance target was achieved, and a maximum of 120% of base salary if 115% or more of the 2007 EBITDA performance target was achieved.  In the case of Dr. Hunker and Mr. Newman, the range of the maximum amount of the incentive bonuses was from between 0% of base salary if less than 85% of the EBITDA performance target was achieved, 8% of base salary if 85% of the 2007 EBITDA performance target was achieved, 50% of base salary if 100% of the 2007 EBITDA performance target was achieved, and a maximum of 100% of base salary, if 115% or more of the EBITDA performance target was achieved.  The amount of the maximum incentive bonus for each officer was to be prorated if the percentage of the financial performance target achieved was between the lowest and highest ends of the range.  The minimum, maximum and target amounts of the annual incentive bonus for each Named Executive Officer for 2007 are set forth in the Grants of Plan-Based Awards Table, under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

     In March 2008, the Compensation Committee reviewed our 2007 EBITDA and data regarding the quality of care provided by our subsidiaries and the operations of our peers.  At that time, the Compensation Committee determined that the level of achievement of the EBITDA target was 110%, which established the maximum potential incentive bonus for each executive officer.  The Compensation Committee also determined that the data established that the quality of care goal was achieved and, based on a report by Mr. Matros, that each of the applicable Named Executive Officers achieved his individual goals.  Based on this information, the Compensation Committee approved incentive bonuses for each of the Named Executive Officers equal to the maximum potential incentive bonus based on the 110% EBITDA performance level.

     We report the incentive bonuses paid to the Named Executive Officers in March 2008 for performance in 2007 in the Summary Compensation Table below under the heading ‘Non-Equity Incentive Plan Compensation.’

Long-Term Incentives – Stock Options and Restricted Stock Awards

     The Compensation Committee has adopted a policy that awards of stock options and restricted stock units will be made to new officers on the last day of the month of hire, and annual awards to officers will be made at a Compensation Committee meeting to be held after the filing of our Annual Report on Form 10-K, which typically occurs in early March.

     In accordance with this policy, in March 2007 the Compensation Committee approved awards of non-qualified stock options and restricted stock units to the Named Executive Officers. These awards were designed both to reward executives for sustained performance by means of the performance-based requirements described below and to provide a long-term retention incentive by means of a four-year vesting schedule.

     The number of shares available for the 2007 awards to our officers and key employees was determined by our achievement of the EBITDA performance target specified by the Compensation Committee for fiscal year 2006 (performance of individual goals and other performance measures were not considered in connection with these awards).  The formula for calculating the aggregate amount of awards to Named Executive Officers and other officers and employees was as follows:  the Compensation Committee would approve aggregate awards equal to 1.5% of the number of our outstanding shares of Common Stock if the 2006 EBITDA performance target was achieved, 1% of the number of our outstanding shares if 85% of the 2006 EBITDA performance target was achieved, and 2% of the amount of outstanding shares if 120% or more of the 2006 EBITDA performance target was achieved. Amounts of awards were to be prorated if actual EBITDA was between 85% and 120% of the EBITDA target. Our 2006 EBITDA equaled 115% of the 2006 EBITDA target of $45.2 million, and, accordingly, the aggregate amount of the awards was 1.875% of the number of our outstanding shares.

     There is no set formula adopted by the Compensation Committee by which the awards to the Named Executive Officers are determined.  For 2007, the Compensation Committee considered peer data provided by its compensation consultant in reviewing recommendations by Mr. Matros for awards to the Named Executive Officers.  Mr. Matros’ recommendations were primarily based on the percentages of stock awards granted to categories of officers that had been made in prior years, and the number of shares necessary for appropriate awards to officers and employees other than the Named Executive Officers.  The Compensation Committee approved awards of approximately 19.4% of the total awards granted to Mr. Matros, approximately 6.8% of the total awards to each of Mr. Shaul, Mr. Mathies and Mr. Newman, and 2.5% of the total awards to each of a group of seven executives of which Dr. Hunker is a member.  The Compensation Committee also considered whether the 2007 stock awards should consist primarily of options or an equal number of options and restricted stock units.  In determining this balance, the Compensation Committee considered the volatility of the price of our Common Stock and the impact of our restructuring.  The restructuring, which was completed in 2005, had the effect of reducing the value of our Common Stock, and therefore reduced the value of stock awards made prior to the restructuring, thereby weakening the long term retention value of the awards.  Consistent with its decision in 2006 with respect to stock awards, the Compensation Committee determined that one-half of the awards to each executive should be in the form of stock options and one-half in the form of restricted stock unit awards.  With this amount of restricted stock unit awards, the executives would be entitled to receive, over the term of the vesting period, a significant amount of Common Stock, increasing their ownership interest in Sun.  The terms of these awards are described in more detail in the Grants of Plan-Based Awards Table and related narrative description below.

     The exercise price of each stock option is the closing price of our Common Stock on the date of grant.  Accordingly, the Named Executive Officers will only realize value on their stock options if our shares increase in price.  The date of grant is typically the date the Compensation Committee authorizes the grant of the option, but may be a later date if specified by the Compensation Committee in approving the grant.  In 2007, the Compensation Committee authorized grants of options and restricted stock units to the Named Executive Officers and other executives on March 15, which date was also the grant date.

Benefits

     Our executives are entitled to participate in the same retirement, health and welfare benefit plans that are available to all of our employees, including our 401(k) Retirement Savings Plan.  Life insurance, provided at the discretion of the Chief Executive Officer, is also provided to each of the Named Executive Officers. In 2007, other benefits provided to executives consisted of reimbursement of commuting and temporary housing expenses for Dr. Hunker and reimbursement of health insurance premiums for Mr. Newman, in accordance with their respective employment agreements.  These amounts for 2007 are reported in the Summary Compensation Table under the heading, “All Other Compensation”.

Severance Benefits

     Severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining key executive officers and in enabling value creation for stockholders.  We have determined that it is appropriate to provide key executives with severance benefits in the event of a termination of an executive’s employment under certain circumstances as part of their overall compensation package.  Accordingly, we provide such protections for our Named Executive Officers under their respective employment agreements.  As described in more detail below under “Potential Payments Upon Termination or Change in Control,” each of our Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by us without cause or by the executive for good reason.  We also believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers.  This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level.  In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide them (including each of our Named Executive Officers) with enhanced severance benefits if their employment is terminated by us without cause or by the executive for good reason in connection with a change in control.

     As part of their change in control severance benefits, our Named Executive Officers would also be reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under applicable tax law.  We provide these executives with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections for each executive without factoring in the adverse tax effects on the executive that may result from these excise taxes.  The excise tax gross-up is intended therefore to make the executive whole for any adverse tax consequences he or she may become subject to under the tax law.

Policy with Respect to Section 162(m)

     In making its compensation decisions, the Compensation Committee also considers the impact of Section 162(m) of the Internal Revenue Code.  Under Section 162(m), we are generally precluded from deducting compensation in excess of $1.0 million per year for our Chief Executive Officer and certain of our other executive officers, unless the payments are made under qualifying performance-based plans.  However, while it is generally the Compensation Committee’s intention to maximize the deductibility of compensation paid to executive officers, deductibility is only one among a number of factors used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.  The Compensation Committee maintains the flexibility to compensate executive officers based upon an overall determination of what it believes to be in our best interests.

2008 Compensation of Named Executive Officers

     Our management and the Compensation Committee anticipate that compensation of the Named Executive Officers in 2008 will be determined in a manner similar to how such compensation was determined in 2007, except as described below:

•
Individual goals are no longer considered when determining the amounts of incentive bonuses for the Named Executive Officers, as the Compensation Committee decided that achievement of the financial performance target and, for some officers, the quality of care target, which can be measured objectively, should exclusively be used to determine the level of incentive awards;

•
Target bonuses will equal 75% (90% in the case of Mr. Matros) of the salary of the Named Executive Officers, to align our incentive bonus opportunities with similar programs offered by our peer companies, given our financial performance over the past few years;

•
In order to help assure deductibility of all long-term equity incentive awards pursuant to Section 162(m) of the Internal Revenue Code, the restricted stock unit awards for the Named Executive Officers are subject to our achieving a minimum 2008 EBITDA target (in addition to the number of overall awards being determined by our 2007 EBITDA achievement); and

•
Mr. Matros and Mr. Mathies were provided a larger number of options and a smaller number of restricted stock units than they received in 2007, reflecting the Compensation Committee’s view that the executives most responsible for our overall success should receive equity awards that carry a greater performance risk to the executives if our Common Stock performs poorly and potential for a larger amount of gain if our stock performs well; in addition, the overall amount of the awards to Mr. Matros and Mr. Mathies were increased, reflecting the lower value of an option when compared to that of a restricted stock unit.

Compensation Committee Report (1)

     The Compensation Committee has reviewed the Compensation Discussion and Analysis set forth above and discussed it with management.  Based upon such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors
Milton J. Walters (Chairman)
Christian K. Bement
Steven M. Looney
_____________________
(1)
SEC filings sometimes “incorporate information by reference.”  This means that we are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading.  Unless we specifically state otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is or has been one of our former or current executive officers or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.  None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2007.

SUMMARY COMPENSATION TABLE – FISCAL 2006 AND 2007

     The following table provides information on compensation paid or earned for services to us and our subsidiaries during the years ended December 31, 2006 and 2007 performed by the individual who served as principal executive officer, the individual who served as principal financial officer, and the other three most highly compensated executive officers (collectively, the “Named Executive Officers”).
Non-
Equity
						Incentive	All Other
				Stock	Option	Plan	Compen-
Name and Principal			Bonus	Awards	Awards	Compen-	sation	Total
Position	Year	Salary ($)	($)	($) (1)	($) (1)	sation ($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Richard K. Matros COB/CEO	2007 2006	892,308 757,692 (2)	- 200,000	460,625 236,764	328,746 223,756	824,500 834,375	7,891(3) 7,857	2,514,070 2,260,444
L. Bryan Shaul EVP/CFO	2007 2006	445,385 417,693	--	161,218 78,249	217,006 171,978	436,500 467,250	12,509(4) 18,023	1,272,618 1,153,193
William Mathies President-SunBridge	2007 2006	513,462 446,373	--	259,568 175,166	115,121 85,791	509,250 500,625	7,308(5) 6,466	1,404,709 1,214,421
Michael Newman EVP/General Counsel	2007 2006	294,646 283,423	--	123,743 43,111	86,359 41,331	246,012 249,375	28,889(6) 24,393	779,649 641,633
Chauncey J. Hunker Chief Compliance & Risk Officer	2007 2006	307,620 272,692	--	65,317 33,689	44,317 31,053	256,473 262,500	38,861(7) 38,221	712,588 638,155
_____________
(1)
The amounts reported in Columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to the respective years listed (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to Named Executive Officers were forfeited during 2006 or 2007.  Detailed information about the amount recognized for specific awards is reported in the table under “Outstanding Equity Awards at Fiscal-Year End” below. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Note 14 - “Capital Stock” to Sun’s Consolidated Financial Statements as set forth in our Annual Report on Form 10-K filed with the SEC and incorporated herein by reference.  For information about the stock awards and option awards granted to our Named Executive Officers for 2007, please see the discussion under “Grants of Plan-Based Awards” below.

(2)	Includes a $50,000 increase in salary that was paid in 2007 for Mr. Matros’ services in 2006 pursuant to his employment agreement and as a result of Sun’s achievement of performance targets.
(3)	Consists of company paid life insurance premiums of $4,707, as well as a taxable benefit of $3,184 for an employer provided life insurance policy that exceeds $50,000 of coverage.
(4)	Consists of company paid life insurance premiums of $3,383, as well as a taxable benefit of $9,126 for an employer provided life insurance policy that exceeds $50,000 of coverage.
(5)
Consists of a 401(k) company matching contribution in the amount of $3,375, company paid life insurance premiums of $1,859 and a taxable benefit of $2,074 for an employer provided life insurance policy that exceeds $50,000 of coverage.

(6)
Consists of a 401(k) company matching contribution in the amount of $3,375, company paid life insurance premiums of $1,835, a taxable benefit of $5,901 for an employer provided life insurance policy that exceeds $50,000 of coverage  and company paid medical premiums of $17,778.

(7)
Consists of a 401(k) company matching contribution in the amount of $3,233, company paid life insurance premiums of $1,916, a taxable benefit of $5,941 for an employer provided life insurance policy that exceeds $50,000 of coverage and company paid commuting and temporary housing expenses of $27,771.

Compensation of Named Executive Officers

     The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers for 2006 and 2007.  The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of nonqualified stock options and restricted stock units, and a performance-based annual incentive bonus.  Named Executive Officers also earned the other benefits reported in the “All Other Compensation” column of the Summary Compensation Table.

     The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow.  A general description of each Named Executive Officer’s employment agreement and the terms of his annual base salary and incentive bonus opportunity are provided immediately following this paragraph.  The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and stock unit awards granted in 2007, provides information regarding the long-term equity incentives awarded to Named Executive Officers in 2007.  The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements - Salary and Incentive Bonus Payments

     We have entered into employment agreements with each of our Named Executive Officers.  The terms of these agreements, including the salary and bonus terms of each agreement, are briefly described below.  Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Richard K. Matros.  We entered into an employment agreement with Mr. Matros on October 12, 2006 and amendments to this agreement on October 31, 2007 and March 31, 2008 (as amended, the “Matros Agreement”).  The term of the Matros Agreement extends until March 27, 2009, with automatic one-year extensions thereafter unless either party provides notice that the term will not be extended.  The Matros Agreement provided for an annual base salary of $750,000, subject to annual merit increases.  Mr. Matros is also entitled under the agreement to receive an annual performance bonus each year, not to exceed 120% of his base salary, based upon Sun’s achievement of financial performance targets established by the Compensation Committee.  The agreement also provides that Mr. Matros is entitled to participate in Sun’s usual benefit and paid time off programs for its senior executives and to be reimbursed for his business expenses.

L. Bryan Shaul.  We entered into an employment agreement with Mr. Shaul on February 14, 2005 and amendments to this agreement on October 12, 2006, October 31, 2007 and March 31, 2008 (as amended, the “Shaul Agreement”).  The Shaul Agreement does not have a specified termination date.  The Shaul Agreement provided for an initial annual base salary of $400,000, subject to annual merit increases.  Mr. Shaul is also entitled under the agreement to receive an annual performance bonus each year, not to exceed 120% of his base salary, based upon Sun’s achievement of financial performance targets established by the Compensation Committee.  The agreement also provides that Mr. Shaul is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year and to be reimbursed for his business expenses.

William A. Mathies.  We entered into an employment agreement with Mr. Mathies on February 28, 2002 and amendments to this agreement on October 12, 2006, October 31, 2007 and March 31, 2008 (as amended, the “Mathies Agreement”).  The Mathies Agreement does not have a specified termination date.  The Mathies Agreement provided for an initial annual base salary of $400,000, subject to annual merit increases.  Mr. Mathies is also entitled under the agreement to receive an annual performance bonus each year, not to exceed 120% of his base salary, based upon Sun’s achievement of financial performance targets established by the Compensation Committee.  The agreement also provides that Mr. Mathies is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year and to be reimbursed for his business expenses.

Michael Newman.  We entered into an employment agreement with Mr. Newman on March 22, 2005 and amendments to this agreement on October 12, 2006, October 31, 2007 and March 31, 2008 (as amended, the “Newman Agreement”).  The Newman Agreement does not have a specified termination date.  The Newman Agreement provided for an initial annual base salary of $280,000, subject to annual merit increases.  Mr. Newman is also entitled under the agreement to receive an annual performance bonus each year, not to exceed 100% of his base salary, based upon Sun’s achievement of financial performance targets established by the Compensation Committee.  The agreement also provides that Mr. Newman is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year, to be reimbursed for his business expenses, and to be reimbursed for his health care insurance premiums.

Chauncey J. Hunker.  We entered into an employment agreement with Dr. Hunker on October 12, 2006 and amendments to this agreement on October 31, 2007 and March 31, 2008 (as amended, the “Hunker Agreement”).  The Hunker Agreement does not have a specified termination date.  The Hunker Agreement provided for an initial annual base salary of $300,000, subject to annual merit increases.  Dr. Hunker is also entitled under the agreement to receive an annual performance bonus each year, not to exceed 100% of his base salary, based upon Sun’s achievement of financial performance targets established by the Compensation Committee.  The agreement also provides that Dr. Hunker is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year and to be reimbursed for his business expenses, including reasonable costs of traveling from his residence in Madison, Wisconsin to Sun’s offices in Albuquerque, New Mexico and reasonable housing expenses while temporarily located in Albuquerque.

GRANTS OF PLAN-BASED AWARDS - FISCAL 2007

     The following table sets forth certain information concerning individual grants of equity and non-equity awards made to each of the Named Executive Officers during the year ended December 31, 2007.  Each of these awards was granted under our 2004 Plan.

Name	Grant Date	Estimated possible payouts under Non-Equity Incentive Plan Awards(1)			All other stock awards; number of shares of stock or units (#)	All other option awards; Number of securities under-lying options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Thresh- old ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Mr. Matros	3/15/07 3/15/07 2/27/07	- - 85,000	- - 425,000	- - 1,020,000	- 78,016 -	78,016 - -	12.36 - -	492,281 964,278 -
Mr. Shaul	3/15/07 3/15/07 2/27/07	- - 45,000	- - 225,000	- - 540,000	- 27,324 -	27,324 - -	12.36 - -	172,415 337,725 -
Mr. Mathies	3/15/07 3/15/07 2/27/07	- - 52,500	- - 262,500	- - 630,000	- 27,324 -	27,324 - -	12.36 - -	172,415 337,725 -
Mr. Newman	3/15/07 3/15/07 2/27/07	- - 23,712	- - 148,200	- - 296,400	- 27,324 -	27,324 - -	12.36 - -	172,415 337,725 -
Dr. Hunker	3/15/07 3/15/07 2/27/07	- - 24,720	- - 154,500	- - 309,000	- 10,016 -	10,016 - -	12.36 - -	63,201 123,798 -

_________________
(1)
 These columns reflect the possible payment amounts under performance-based cash incentive awards granted for 2007 to the Named Executive Officers, as described above under “Compensation Discussion and Analysis”.  The amounts actually awarded to these executives for 2007 are reported above in the Summary Compensation Table as “Non-Equity Incentive Plan Awards.”

(2)	All options were granted at an exercise price equal to the fair market value of our Common Stock on the option grant date.
(3)
The amounts reported in Column (i) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of Sun’s financial statements.  For the assumptions and methodologies used to value the awards reported in Column (i), please see footnote (1) to the Summary Compensation Table.

Description of Equity-Based Awards

     Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2004 Plan.  The 2004 Plan is administered by the Compensation Committee.  The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plans.  This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied.  Unless otherwise provided by the Compensation Committee, awards granted under the 2004 Plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death.

Under the terms of the 2004 Plan, each award outstanding under the plan at the time of a change in control of Sun will become fully vested and, in the case of options, exercisable upon the change in control.  Each such award will be subject to the terms of any agreement effecting the change in control.

Options

     Each option reported in Column (g) of the Grants of Plan-Based Awards Table was granted with a per-share exercise price equal to the fair market value of a share of our Common Stock on the grant date.  For these purposes, and in accordance with the terms of the 2004 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our Common Stock on the applicable grant date.

     Each option granted to our Named Executive Officers in 2007 was subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four anniversaries of the grant date.  If a Named Executive Officer’s employment terminates due to a termination by us for cause or by the executive without good reason (as these terms are defined in the Named Executive Officer’s employment agreement), the unvested portion of the options will immediately terminate.  If the Named Executive Officer’s employment is terminated by us without cause or by the executive for good reason, the portion of the option that had not vested as of the date the executive’s employment terminated will immediately vest and become exercisable.

     Once vested, each option will generally remain exercisable until its normal expiration date.  Each of the options granted to our Named Executive Officers in 2007 has a term of seven years.  However, vested options may terminate earlier in connection with a termination of the officer’s employment or a change in control of Sun.  The options granted to Named Executive Officers during 2007 do not include any dividend rights.

Restricted Stock Units

     Each stock award reported in Column (f) of the Grants of Plan-Based Awards Table represents an award of restricted stock units granted to our Named Executive Officers for 2007.  Each restricted stock unit represents a contractual right to receive one share of our Common Stock.  The units are subject to a four-year vesting schedule, with 25% of the units vesting on April 15, 2008 and an additional 25% of the units vesting on March 15 of 2009, 2010 and 2011.  If a Named Executive Officer’s employment terminates for any reason, the unvested stock units will immediately terminate.

     The Named Executive Officer does not have the right to vote or dispose of the restricted stock units until they have vested and they are paid in shares of Common Stock to the Named Executive Officer but does have the right to receive cash payments (or, in our discretion, to be credited with additional restricted stock units based on value of our Common Stock on the crediting date) as dividend equivalents based on the amount of dividends (if any) paid by Sun during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted stock units then subject to the award.  Such payments would be made at the same time the related dividends are paid to Sun’s stockholders generally.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2007

     The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2007, including the vesting dates for the portions of these awards that had not vested as of that date.  This table also includes the amounts recognized for each of these awards for financial reporting purposes for 2007 as reflected in the Summary Compensation Table above.  For purposes of clarity, awards that were not outstanding as of December 31, 2007 but that were recognized for financial reporting purposes for 2007 have also been included in the table below.  Additional information on these awards is presented in the table under “Option Exercises and Stock Vested-Fiscal 2007” below.

	Stock Options						Stock Awards
Name	Option Grant Date	Number of Securities Under- lying Unexer- cised Options (#) Exerc- isable	Number of Securities Under- lying Unexer- cised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expir- ation Date	Allo- cable Finan- cial Charge Recog- nized for 2007 ($)	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Allo- cable Finan- cial Charge Recog- nized for 2007 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mr. Matros	5/19/04	59,925	19,975(2)	6.85	5/18/11	89,488	--	--	--	--
	12/3/04	150,000	--	7.71	2/27/09	--	--	--	--	--
	5/19/05	36,435	36,435(3)	7.05	5/18/12	74,329	--	--	--	--
	5/31/06	14,209	42,626(4)	8.21	5/30/13	62,373	--	--	--	--
	3/15/07	0	78,016(5)	12.36	3/14/14	102,556	--	--	--	--
	--	--	--	--	--	--	1/22/04	5,114(6)	87,807	62,011
	--	--	--	--	--	--	5/19/04	6,050(2)	103,878	45,345
	--	--	--	--	--	--	5/19/05	15,615(3)	268,110	55,077
	--	--	--	--	--	--	5/31/06	42,626(7)	731,888	116,648
	--	--	--	--	--	--	3/15/07	78,016(8)	1,339,535	181,544
Totals		260,569	177,052			328,746		147,421	2,531,218	460,625

	Stock Options						Stock Awards
Name	Option Grant Date	Number of Securities Under- lying Unexer- cised Options (#) Exerc- isable	Number of Securities Under- lying Unexer- cised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expir- ation Date	Allo- cable Finan- cial Charge Recog- nized for 2007 ($)	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Allo- cable Finan- cial Charge Recog- nized for 2007 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mr. Shaul	2/14/05	90,000	60,000(9)	7.41	2/13/12	133,200	--	--	--	--
	5/19/05	12,761	12,761(3)	7.05	5/18/12	26,034	--	--	--	--
	5/31/06	4,977	14,929(4)	8.21	5/30/13	21,849	--	--	--	--
	3/15/07	0	27,324(5)	12.36	3/14/14	35,923	--	--	--	--
	--	--	--	--	--	--	2/14/05	10,000(7)	171,700	37,475
	--	--	--	--	--	--	5/19/05	5,469(3)	93,903	19,290
	--	--	--	--	--	--	5/31/06	14,929(7)	256,331	40,861
	--	--	--	--	--	--	3/15/07	27,324(8)	469,153	63,592
Totals		107,738	115,014			217,006		57,722	991,087	161,218
Mr. Mathies	5/19/04	20,970	6,990(2)	6.85	5/18/11	31,315	--	--	--	--
	12/3/04	100,000	--	7.71	2/27/09	--	--	--	--	--
	5/19/05	12,761	12,761(3)	7.05	5/18/12	26,034	--	--	--	--
	5/31/06	4,977	14,929(4)	8.21	5/30/13	21,849	--	--	--	--
	3/15/07	0	27,324(5)	12.36	3/14/14	35,923	--	--	--	--
	--	--	--	--	--	--	1/22/04	3,409(6)	58,532	41,339
	--	--	--	--	--	--	5/19/04	2,125(2)	36,486	15,927
	--	--	--	--	--	--	5/19/05	5,469(3)	93,903	19,290
	--	--	--	--	--	--	10/18/05	20,963(10)	359,935	78,560
	--	--	--	--	--	--	5/31/06	14,929(7)	256,331	40,861
	--	--	--	--	--	--	3/15/07	27,324(8)	469,153	63,592
Totals		138,708	62,004			115,121		74,219	1,274,340	259,569
Mr. Newman	5/19/05	12,761	12,761(3)	7.05	5/18/12	28,587	--	--	--	--
	5/31/06	4,977	14,929(4)	8.21	5/30/13	21,849	--	--	--	--
	3/15/07	0	27,324(5)	12.36	3/14/14	35,923	--	--	--	--
	--	--	--	--	--	--	5/19/05	5,469(3)	93,903	19,290
	--	--	--	--	--	--	5/31/06	14,929(7)	256,331	40,861
	--	--	--	--	--	--	3/15/07	27,324(8)	469,153	63,592
Totals		17,738	55,014			86,359		47,722	819,387	123,743
Dr. Hunker	5/19/04	7,433	2,477(2)	6.85	5/18/11	11,101	--	--	--	--
	12/3/04	22,500	--	7.71	2/27/09	--	--	--	--	--
	5/19/05	4,519	4,518(3)	7.05	5/18/12	9,217	--	--	--	--
	5/31/06	2,467	7,401(4)	8.21	5/30/13	10,830	--	--	--	--
	3/15/07	0	10,016(5)	12.36	3/14/14	13,169	--	--	--	--
	--	--	--	--	--	--	1/22/04	767(6)	13,169	9,301
	--	--	--	--	--	--	5/19/04	750(2)	12,877	5,621
	--	--	--	--	--	--	5/19/05	1,936(3)	33,241	6,830
	--	--	--	--	--	--	5/31/06	7,401(7)	127,075	20,254
	--	--	--	--	--	--	3/15/07	10,016(8)	171,975	23,311
Totals		36,919	24,412			44,317		20,870	358,377	65,317

__________________
(1)
 The dollar amounts shown in Column (j) are determined by multiplying the number of shares or units reported in Column (i) by $17.17 (the closing price of our Common Stock on the last trading day of fiscal 2007).

(2)	The unvested portions of these awards were scheduled to vest on May 19, 2008.

(3)	The unvested portions of these awards were scheduled to vest in two installments on May 19, 2008 and 2009.
(4)	The unvested portions of these awards were scheduled to vest in three installments on May 31, 2008, 2009 and 2010.
(5)	The unvested portions of these awards were scheduled to vest in four installments on March 15, 2008, 2009, 2010 and 2011.
(6)	The unvested portions of these awards were scheduled to vest on January 22, 2008.
(7)	The unvested portions of these awards were scheduled to vest in three installments May 31, 2008, 2009 and 2010.
(8)	The unvested portions of these awards were scheduled to vest in four installments on April 15, 2008 and March 15, 2009, 2010 and 2011.
(9)	The unvested portions of these awards were scheduled to vest in two installments February 14, 2008 and 2009.
(10)	The unvested portions of these awards were scheduled to vest in two installments on October 18, 2008 and 2009.
OPTION EXERCISES AND STOCK VESTED – FISCAL 2007

     The following table provides information concerning shares of Common Stock acquired upon the vesting of stock awards during the year ended December 31, 2007 by each of the Named Executive Officers. None of the Named Executive Officers exercised stock options in 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard K. Matros	-	-	33,180	$462,853
L. Bryan Shaul	-	-	12,711(2)	178,603
William A. Mathies	-	-	20,318	348,470
Michael Newman	-	-	7,711	110,103
Chauncey J. Hunker	-	-	4,952	69,096
__________________
(1)
The dollar amounts shown in this column for stock awards are determined by multiplying the number of  shares or units, as applicable, that vested by the per-share closing price of our Common Stock on the vesting date.

(2)	Mr. Shaul has deferred the receipt of these shares to the date of his termination of employment with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with Sun and/or a change in control of Sun.  These benefits are provided under the Named Executive Officers’ employment agreements, which are described above under “Description of Employment Agreements - Salary and Incentive Bonus Payments.”  In each case, payment of the severance and other benefits described below is contingent on the executive’s execution of a release of claims in favor of Sun on termination of his employment.  In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of Sun under the terms of our 2004 Plan as noted under “Grants of Plan-Based Awards – Fiscal 2007” above.

     Severance Benefits - Termination of Employment.  In the event the Named Executive Officer employment is terminated by Sun without “cause” or by the executive for “good reason” (as those terms are defined in the executive’s employment agreement), the executive will be entitled to a lump sum severance payment equal to (1) the executive’s annual base salary then in effect, multiplied by (2) a severance multiplier.  In the case of Mr. Matros, the severance multiplier is two (or, if greater, the number of years, including fractional years, remaining in the term of his employment agreement); in the case of Messrs. Shaul and Mathies, the severance multiplier is two; and in the case of Dr. Hunker and Mr. Newman, the severance multiplier is one.  The executive and his family members will also be entitled to continued coverage under Sun’s health plans for one year (or, in the case of Mr. Matros, two years) following the date of termination (subject to earlier termination if the executive becomes eligible to be covered under another employer’s health plan).  In addition, the executive will be entitled to a bonus payment for the year in which the termination occurs.  For Messrs. Matros and Newman and Dr. Hunker, the bonus will be prorated for the period the executive is employed with Sun; for Messrs. Shaul and Mathies, the bonus will be determined based on the executive’s bonus for the preceding year.

     Severance Benefits - Termination of Employment in Connection with Change in Control.  In the event the Named Executive Officer’s employment is terminated by Sun without cause or by the executive for good reason within 24 months following a change in control of Sun (as defined in the executive’s employment agreement) or, in the case of Mr. Matros and Mr. Mathies, a termination by Sun without cause in the six-month period preceding a change in control, the Named Executive Officer will be entitled to the severance benefits described above except that the severance multiplier will be three in the case of Mr. Matros and Mr. Mathies and two in the case of Dr. Hunker and Mr. Newman.  The severance multiplier would still be two for Mr. Shaul under these circumstances.  In the event that the Named Executive Officer’s benefits in connection with a change in control are subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), Sun will make an additional payment to him so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due (a “gross-up payment”).

     Severance Benefits - Death or Disability.  In the event the Named Executive Officer’s employment with Sun terminates due to his death or disability, the executive would be entitled to a prorated bonus for the year in which the termination occurs.

     Restrictive Covenants.  Each Named Executive Officer’s employment agreement includes his agreement that he will not to disclose any confidential information of Sun at any time during or after his employment with Sun.  In addition, each Named Executive Officer has agreed that, for a period of two years (or, in the case of Mr. Mathies, one year) following a termination of his employment with Sun, he will not solicit Sun’s employees or customers or materially interfere with any of Sun’s business relationships.  Each agreement also includes mutual non-disparagement covenants by the Named Executive Officer and Sun.

     The following table provides information concerning the potential severance payments that would be made to the Named Executive Officers upon an involuntary termination of their employment with us.  As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of Sun) occurred on December 31, 2007.  (In each case, if the Named Executive Officer’s employment with Sun terminated on December 31, 2007, the full amount of his bonus for the 2007 fiscal year would be paid, so the pro-rata bonus provision would not apply.)

Name	Involuntary Termination of Employment				Involuntary Termination of Employment in Connection with a Change in Control
	Cash Severance (1) ($)	Equity Acceleration Value (2)($)	Health Benefits ($)	Total ($)	Cash Severance (1) ($)	Equity Acceleration Value (2)(3)($)	Health Benefits ($)	Total (4)($)
Mr. Matros	2,524,500	1,419,857	11,007	3,955,364	3,374,500	3,863,268	11,007	7,248,775
Mr. Shaul	1,367,250	1,151,634	4,760	2,523,644	1,367,250	1,971,021	4,760	3,343,031
Mr. Mathies	1,550,625	525,003	5,630	2,081,258	2,075,625	1,740,794	5,630	3,822,049
Mr. Newman	542,412	394,334	17,342	954,088	838,812	1,213,721	17,342	2,069,875
Dr. Hunker	565,473	198,944	3,756	768,173	874,473	544,113	3,756	1,422,342
__________________
(1)	Includes a multiple of the Named Executive Officer’s base salary as in effect on December 31, 2007 and a bonus payment as calculated above under “Severance Benefits - Termination of Employment”.
(2)	Based upon the closing price of our Common Stock ($17.17) on December 31, 2007.
(3)
In the event of a change of control, the Named Executive Officers would generally recognize their listed equity acceleration values under the terms of Sun’s equity plans regardless of whether their employment is terminated.

(4)
We estimate that no gross-up payments would be owing to the Named Executive Officers under these circumstances.  However, in determining whether any gross-up payment would be owing to a Named Executive Officer as a result of the excise tax imposed under Section 280G, we assumed that the Named Executive Officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control.  The value of this acceleration (and thus the amount of the additional payment) would be slightly higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction.

DIRECTOR COMPENSATION – FISCAL 2007

     The following table presents information regarding the compensation paid for 2007 to members of our Board of Directors who are not also our employees (referred to herein as “Non-Employee Directors”). The compensation paid to Mr. Matros, who is also one of our employees, is presented above in the Summary Compensation Table and the related tables. Mr. Matros is generally not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Total ($)
Gregory S. Anderson	$58,625	49,466	49,630	157,721
Tony M. Astorga	55,875	40,097	32,155	128,127
Christian K. Bement	65,500	40,097	32,155	137,752
Michael J. Foster	42,375	36,290	24,138	102,803
Barbara B. Kennelly	43,875	36,290	23,837	104,002
Steven M. Looney	49,375	40,097	32,155	121,627
Keith W. Pennell (4)	1,000	221	423	1,644
Milton J. Walters	64,500	49,466	49,630	163,596
____________

(1)
The amounts reported in these columns reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions).  Except as disclosed in (4) below, no stock awards or option awards granted to Non-Employee Directors were forfeited during 2007.  For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 14 – “Capital Stock” to Sun’s Consolidated Financial Statements as set forth in our Annual Report on Form 10-K filed with the SEC and incorporated herein by reference, a copy of which was delivered together with this Proxy Statement.

(2)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of December 31, 2007.

Director	Number of Shares Subject to Outstanding Options as of 12/31/07		Number of Unvested Restricted Stock Units as of 12/31/07
	Exer- cisable	Unexer- cisable
Gregory S. Anderson	17,839	20,185	18,238
Tony M. Astorga	10,339	17,686	14,487
Christian K. Bement	10,339	17,686	14,487
Michael J. Foster	4,826	15,849	13,937
Barbara B. Kennelly	4,826	15,849	13,937
Steven M. Looney	10,339	17,686	14,487
Keith W. Pennell (4)	-	-	-
Milton J. Walters	17,839	20,185	18,238

(3)
Each of the directors, other than Mr. Pennell, received grants of 8,056 stock option awards and 8,056 restricted stock unit awards on March 15, 2007 with grant date fair values of $6.31 and $12.36, respectively, as determined under FAS123R.

(4)	Keith W. Pennell resigned as a director effective January 15, 2007. Upon his resignation, Mr. Pennell forfeited 10,947 stock option awards and 8,082 stock unit awards.

     Director Compensation.  Prior to May 16, 2007, each of our Non-Employee Directors was entitled to receive:  (i) an annual fee of $24,000, payable in four equal quarterly installments, (ii) $1,750 for each Board of Directors or Committee meeting attended in person, (iii) an additional $500 for each subsequent meeting attended that same day, and (iv) $500 for any meetings attended by telephone.  In addition, each Chairperson of a Committee of the Board of Directors was entitled to receive an additional annual fee of $4,000, payable in four equal quarterly installments.

     Commencing May 16, 2007, each Non-Employee Director is entitled to receive:  (i) an annual fee of $35,000, payable in four equal quarterly installments, (ii) $1,750 for each Board of Directors or Committee meeting attended in person , (iii) for each additional Committee meeting attended in person on the same date, $1,500 for Audit or Compliance Committee meetings, and $1,000 for Compensation or Nominating and Governance Committee meetings, and (iv) $1,000 for any Board or Committee meetings attended by telephone.  Each Chairperson of a Committee of the Board of Directors is entitled to receive an additional annual fee, payable in four equal quarterly installments, as follows:  $8,000 for Audit, $6,000 for Compliance, and $5,000 for each of Compensation, Nominating or Executive.

     In addition, during 2007 the Non-Employee Directors, other than Mr. Pennell, were awarded restricted stock units and stock options to purchase shares of Common Stock pursuant to Sun’s 2004 Plan.  Each of these awards vests 25% per year in the first four years subsequent to the grant date and, in case of options, has a seven-year maximum term, subject to earlier termination on a termination of the director’s service as a board member or a change in control of Sun.

     Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     RFE was formerly a principal stockholder of Peak Medical Corporation, and Mr. Foster, who is a member of our Board of Directors, is a Managing Director of RFE.  In connection with our acquisition of Peak, we entered into a Stockholders Agreement and a Registration Rights Agreement with the stockholders of Peak, including RFE.

                Pursuant to the Stockholders Agreement, among other things, RFE was contractually entitled to nominate one individual to our Board of Directors until such time as RFE ceased to own at least 50% of the shares of our Common Stock that it acquired from us in our acquisition of Peak.  The initial nominee for RFE was Mr. Foster.  In 2007, RFE ceased to hold the requisite number of shares and no longer retains a contractual right to nominate an individual to our Board of Directors.

                Pursuant to the Registration Rights Agreement, as amended, RFE agreed not to sell or otherwise transfer any shares of our Common Stock acquired in the acquisition of Peak prior to December 9, 2006, and during the period of December 9, 2006 to December 9, 2008, RFE may not sell or otherwise transfer an amount of shares of our Common Stock acquired in the acquisition of Peak, during any three-month period, in excess of 2.947% of our Common Stock then outstanding.  RFE also agreed that it will not knowingly sell or otherwise transfer shares of our Common Stock acquired in the acquisition of Peak constituting 2% or more of the total shares of our Common Stock then outstanding to any one person or group, subject to certain exceptions.  RFE has sold a sufficient number of shares so that it now owns less than 1.0% of our Common Stock.

                In addition, we agreed in the Registration Rights Agreement to provide certain registration rights to the former stockholders of Peak (“Peak Stockholders”), including RFE.  These rights include “piggyback” registration rights, which mean that the Peak Stockholders have the right to register the sale of some or all of the shares of our Common Stock acquired in the acquisition of Peak if we propose to allow shares held by other stockholders to be sold in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933.  We also agreed to use our commercially reasonable efforts to file a shelf registration statement covering the offer and sale of the shares of our Common Stock acquired in the acquisition of Peak, which we successfully filed.  If the registration statement ceases to be effective (except under certain circumstances set forth in the Registration Rights Agreement), then we will be required to pay liquidated damages, in an amount per 30-day period, equal to 1.0% of the aggregate market value of the shares of our Common Stock issued in the acquisition of Peak and then entitled to registration under the Registration Rights Agreement.  We are also obligated to effect two underwritten public offerings of all or a portion of the shares of our Common Stock issued in the acquisition of Peak and then entitled to registration under the Registration Rights Agreement upon the request of the holders of a majority of those shares.

                The Peak Stockholders, including RFE, deposited in an escrow account an aggregate of 1,561,875 shares of our Common Stock, to be used to satisfy certain indemnification obligations of the Peak Stockholders.  Of these shares, 50% were released to the Peak Stockholders in March 2007 in accordance with the escrow agreement, with the balance scheduled to be released in December 2007, subject to any indemnification claims made by us prior to that date.  In November 2007, we made a claim for indemnification against the Peak Stockholders.  In connection with that claim, in December 2007 we negotiated an agreement with the Peak Stockholders, including RFE, which was represented by Mr. Foster.  Pursuant to this agreement, in full satisfaction of our indemnification claims, the Peak Stockholders returned to us 150,000 of the shares in the escrow and the remaining 630,939 shares were distributed to the Peak Stockholders, including 345,774 shares distributed to RFE.

     Sun’s Corporate Governance Guidelines require each Director to disclose to the Board any financial interest or personal interest that he or she has in any contract or transaction in which Sun or any of its subsidiaries is or proposes to be a party or has or may have an interest.  After such disclosure and responding to any questions the Board may have, the interested Director will act as recommended by the Board and, if the contract or transaction is to be voted on by the Board, the Director will abstain from voting on the matter.  The officers of Sun are subject to the Conflicts of Interest Policy set forth in Sun’s Human Resources Policy and Procedure Manual, which requires that actual or perceived conflicts of interest be brought to the attention of an employee’s immediate supervisor.  The supervisor would then consider, in consultation with management and legal counsel as appropriate, whether to approve the transaction.

OTHER MATTERS

Additional Proposals for the 2008 Annual Meeting

     As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof and is voted upon, the persons named in the accompanying proxies will have discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment, and it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board of Directors.

Annual Report To Stockholders

     Sun is delivering one Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and one Proxy Statement to each stockholder.  A copy of such Proxy Statement and Annual Report, as filed with the Securities and Exchange Commission, may be obtained without charge on Sun’s website at www.sunh.com. In addition, we will provide, without charge, a copy of our Annual Report for the fiscal year ended December 31, 2007 (including the financial statements and the financial statement schedules) to any stockholder of record or beneficial owner of our Common Stock.  Requests can be made by writing to Investor Relations:  Sun Healthcare Group, Inc., 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109, or by telephone request to (505) 468-2341.  Stockholders sharing an address can contact Sun at the above address and telephone number to request receiving multiple Annual Reports and Proxy Statements or, if they currently are receiving multiple copies of Annual Reports or Proxy Statements, to request receiving only a single copy of Annual Reports or Proxy Statements. If a broker, bank or other nominee holds your shares of Common Stock, please contact your broker, bank or nominee directly if you have questions or require additional copies of this Proxy Statement or the Annual Report.

Stockholder Proposals and Nominations

     Sun anticipates holding its 2009 Annual Meeting of Stockholders in June 2009.  Any proposal of a stockholder submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission that is intended to be presented at that meeting must be received by the Secretary of Sun on or before December 28, 2008 in order for such proposal to be considered for inclusion in Sun’s proxy statement and form of proxy for such meeting.

     In addition, under Sun’s Bylaws, stockholders desiring to nominate persons for election as directors or to bring proposals before the stockholders at the 2009 Annual Meeting (including from the floor if the stockholder did not comply with the deadline above for inclusion of proposals in Sun’s proxy materials) must notify the Secretary of Sun in writing no earlier than February 6, 2009 and no later than March 5, 2009.  Such notices must contain the specific information set forth in the Bylaws, including the following information with respect to nominations:

-
all information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, under Regulation 14A under the Exchange Act;

-	the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
-	the name and address of the nominating stockholder and the beneficial owner, if any, on whose behalf the nomination is made;
-	the class and number of shares of Sun stock which are owned beneficially and/or of record by such stockholder and such beneficial owner;
-
a representation that the stockholder is a holder of record of Sun stock entitled to vote at the applicable meeting and intends to appear in person or by proxy at the meeting to propose the nomination;

-
a representation whether such stockholder or such beneficial owner intends, or is part of a group that intends, to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our stock required to elect the proposed nominee and/or otherwise to solicit proxies in support of the nomination; and

-	Such other information as Sun may reasonably require to determine the eligibility of the proposed nominee to serve as a director.

     Nominations and stockholder proposals, as well as requests for a copy of Sun’s Bylaws (which will be furnished to any stockholder without charge upon written request), should be directed to Michael T. Berg, Secretary, 18831 Von Karman, Suite 400, Irvine, California 92612.

By Order of the Board of Directors

/s/ Michael T. Berg
Michael T. Berg
Secretary

April 26, 2008

☐     ■
SUN HEALTHCARE GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS
June 6, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints RICHARD K. MATROS, Chairman of the Board and Chief Executive Officer, and L. BRYAN SHAUL, Executive Vice President and Chief Financial Officer, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of Common Stock of Sun Healthcare Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 18831 Von Karman, Suite 400, Irvine, California, 92612 at 9:00 a.m., local time, on June 6, 2008, and at any adjournments or postponements thereof, and authorizes and instructs the proxies to vote in the manner directed on the reverse side.

     A copy of the Notice of Annual Meeting of Stockholders dated April 26, 2008 and the Proxy Statement dated April 26, 2008 has been received by the undersigned.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS SET FORTH HEREIN. IF NO DIRECTION IS MADE BELOW, THIS PROXY WILL BE VOTED FOR THE PROPOSALS ON THE REVERSE SIDE.

(BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS FORM)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF

SUN HEALTHCARE GROUP, INC.

June 6, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

↓  Please detach and mail in the envelope provided.  ↓

■   00003333333330000000 1                                                              060608

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To Elect Eight Directors:

                                                           For     Against   Abstain
Gregory S. Anderson                          [   ]         [   ]         [   ]

Tony M. Astorga                                 [   ]         [   ]         [   ]

Christian K. Bement                           [   ]         [   ]         [   ]

Michael J. Foster                                [   ]         [   ]         [   ]

Barbara B. Kennelly                           [   ]         [   ]         [   ]

Steven M. Looney                              [   ]         [   ]         [   ]

Richard K. Matros                              [   ]         [   ]         [   ]

Milton J. Walters                                [   ]         [   ]         [   ]

2. On the proposal to ratify the          [   ]         [   ]         [   ]
appointment of Pricewaterhouse-
Coopers LLP as independent public
accountants of the Company for the
fiscal year ending December 31, 2008.

3. In their discretion, proxies are authorized to transact and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD IN THE  ENCLOSED POSTAGE PAID ENVELOPE TODAY.

To change the address on your account, please check the box
 at right and indicate your new address in the address space          [   ]
 above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder ___________________ Date: ____________	Signature of Stockholder ___________________ Date: ____________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■